EXHIBIT 99.2

IDEX CORP.

Moderator: Mike Yates

February 5, 2013

10:30 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Idex Corporation Fourth Quarter 2012 Earnings call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question at that time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. Thank you.

I would now like to turn the conference over to Mr. Michael Yates, Vice President and Chief Accounting Officer. Sir, you may begin your conference.

Michael Yates:	Thank you, (Paula). Good morning, everyone, and thank you for joining us for our discussion of the Idex Fourth Quarter and Full Year 2012 financial highlights.

Last night, we issued a press release outlining our company’s financial and operating performance for the 3 and 12-month period ending December 31st, 2012. The press release, along with the presentation slides to be used today, the webcast can be accessed on our company’s website at www.IdexCorp.com.

Joining me today from Idex Management are Andy Silvernail, our Chairman and CEO, and Heath Mitts, Vice President and CFO.

The format for our call today is as follows — we will begin with Andy providing a summary of the fourth quarter and full year 2012 financial results. He will then walk you through the operating performance within each of our segments and finally, we will wrap up with our outlook for the first quarter and the full year 2013.

Following our prepared remarks, we’ll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 855-859-2056 and entering conference I.D. 86510532. Or you may simply log onto our company’s home page for the webcast replay.

As we begin, a brief reminder that this call may contain certain forward-looking statements and are subject to the Safe Harbor language in today’s press release and in Idex’s filings with the Securities and Exchange Commission.

With that, I’ll now turn the call over to our chairman and our CEO, Andy Silvernail. Andy?

Andy Silvernail:	Thanks, Mike. Good morning, everyone. Thank you for joining us as we talk about our results for the fourth quarter and for the full year 2012.

I’d like to start on slide 5. Now, you’ve all seen our press release. We had solid operational finish to the close of Idex’s 25th year. Throughout last fall, and in our third quarter call, we outlined our strategic priorities of accelerating organic growth, execution excellence and disciplined capital deployment.

Our goals over a business cycle are to deliver compound double-digit earnings growth, strong free cash flow and superior returns on invested capital. We made good progress toward our strategic priorities in 2012.

As we transition into 2013, we anticipate a continued low-growth macro environment, but we have positioned ourselves well to deliver solid EPS growth. In 2012, we reduced structural cost by $29 million through 5 facility closures and reducing headcount 6 percent prior to acquisitions.

These actions allow us to invest aggressively in organic growth while continuing to expand margins. Further, our focus on execution improved an already strong cash flow performance. We’re in great shape to deploy our disciplined capital strategy that we outlined last year.

We remain committed to a consistent and growing dividend, strategic acquisitions and share repurchases as appropriate. Turning to 2012, we want to again to achieve record sales, order and free cash flow. For the year, orders were up 7 percent and sales were up 6 percent and we exceeded $1.9 billion.

Sales in 2012 were split evenly between domestic and international. I’m proud of how the team executed in the face of a bottle macro environment. Operating margins for the year were 18.4 percent, up 30 basis points, driven by more than 50 percent flow-through on incremental organic revenue.

Full year adjusted EPS of $2.68 with 12 cents or 5 percent higher than the prior year EPS. We also improved working capital $22 million helping drive our free cash flow up 30 percent to 132 percent of net income or $3.53 per share.

Now, on to Q4. Earnings were toward the high end of our expectations and cash flow was outstanding. For the quarter, organic sales were flat, but orders were up 8 percent, up 5 percent organically.

Free cash flow increased 7 percent in Q4 to $79 million. We achieved broad base productivity in 2012, the details of which I’ll walk through as we get into the segments. As we enter 2013, the U.S. economy has improved modestly, Europe continues to struggle and China has improved from the lows of last year.

While more stable than when we spoke last fall, we continue to expect the challenging environment that require top-minded, disciplined execution to deliver superior results. Before I walk through the segment results, I want to address the completion or our restructuring efforts in the fourth quarter impairment charge.

Early in 2012 in anticipation of a slower global economic environment and with opportunities from recent acquisitions, we decided to aggressively reduce structural costs. Q4 restructuring charges totaled $18 million. In total, we reduced structural costs $29 million during the year and we will invest $17 million into growth.

These investments include product management, product development and geographic expansion. Prior to global recession, our large scale restructuring is complete.

In Q4, we also recorded an estimated $198 million impairment charge in our optics and photonics and water platforms. The impairment in optics was primarily related to the acquisition of CVI (Inaudible) in 2011.

As we’ve discussed in the past, the optics market softened significantly in late 2011 and has yet to recover. Unfortunately, our optics platform is not immune to these market conditions. We continue to believe in the investment pieces; however.

The space we are targeting is fragmented with attractive structural margins and good long-term growth prospects and has full highly engineered content. This is a good business that we will invest in and grow.

The impairment within the water platform is related to the 2008 acquisitions of IETG and ADS. It’s a result of the reorganization of our water platform and the underlying softness in the municipal end markets, which we anticipate will continue throughout 2013.

Over the past year, we’ve worked diligently to right-size these businesses and build the appropriate organizations for long-term success. We are confident that these impairment charges are behind us and going forward, there will not be any impact or ongoing financial performance.

As we discussed in our third quarter call, we are emphasizing more flexible, disciplined capital deployment to maximize total shareholder returns. We have $1.5 billion in cash flow and balance sheet availability over the next 3 years. We studied our past decisions in depth and made changes in organization structure, hurdle expectations and integration approach.

Our acquisitions will focus on small to medium-sized deals to build out our platforms to expanding our geographic reach, filling technology gaps and accelerating into adjacencies.

To compliment acquisitions, we target buying a minimum of 1 to 2 percent of our total outstanding shares annually and accelerate repurchases when we believe the shares are trading at meaningful discount to intrinsic value and M&A is challenging. We currently have over $175 million available on authorization.

These important changes were in place throughout 2012 and I’m pleased that we have seen significant progress. After fully finding the organic growth, we deployed over $220 million to dividends, strategic acquisitions and share repurchases.

We go into 2013 having taken tough structural actions and shifted more resources toward organic growth. We are in an excellent position to execute our long-term growth strategies and for our total shareholder return.

With that, let’s move to the segment discussions, fluid and metering. I’m on slide 6. For the year, FMT orders were up 4 percent organically, sales were up 2 percent, margins expanded 150 basis points primarily on the execution of productivity.

For the quarter, orders were up 9 percent organically while organic sales were down 1 percent. Margin expansion of 120 basis points was broad across the segment. FMT is well-positioned.

Our market-leading ag business, (Banjo), had another record year driven by share gains and strong OEM demand. We remain very bullish on the outlook for North American ag where (Banjo) is heavily concentrated.

Within our energy platform, the broader energy distribution outlook is positive specifically in the brick regions. As I mentioned earlier, the in-pipe water services business that is most closely tied to municipal budgets remains challenged; however, we’re optimistic that we’ve hit the bottom.

While we are not anticipating much market help in 2013, we are well-positioned to win business from funding (inaudible).

The remaining water businesses, which focus on (inaudible) pumps used in both industrial and water treatment applications are performing well and continue to grow in the U.S. and Asian markets.

Our chemical industrial businesses were solid in Q4. We saw project activity pick up sequentially and year-over-year specifically in Asia. Of equal note, our teams continue to execute and deliver productivity improvement.

Within the chemical platform, (Warren Rupp) in their Mansfield, Ohio, site was recently named one of Industry Week’s 2012 Best Plants. They are the only AODD manufacturer to ever receive this award, which recognizes North American plants on the leading edge of efforts to increase competitiveness, enhance customer satisfaction and create a stimulating and rewarding work environment.

We’re extremely proud of their achievements. Congratulations to (John Carter) and his team in Mansfield. All right.

If you can now flip to slide 7, we’ll talk about health and science. For the year, orders were up 13 percent, down 2 percent organically, and sales were up 14 percent, down 1 percent organically.

In the quarter, orders were up 5 percent, down 4 percent on an organic basis, while sales were up 6 percent, down 3 percent organically.

As I mentioned in Q3, HST will face some difficult comps in the first quarter, but flat up sequentially.

Overall, we expect growth in the year and improving operating margins. Scientific fluidics are on a solid rebound in the analytical instrument and diagnostic markets year-over-year and we experienced a meaningful sequential order increase.

We’re off to a good start in January and we believe our business will achieve modest organic growth in FY13 particularly driven by strength in the Asian markets.

In line with the prior quarters, our optics and photonic platform is delivering margin expansion as a result of the restructuring activities and productivity initiatives. As I previously highlighted, despite the end market challenges, we believe our market position combined with recovery in these end markets will deliver long-term accretive growth.

Our long cycled material process technology platform produces capital equipment for pharmaceutical, chemical and food production lines. MPT’s business is support of a capital spend and was down compared to prior year; however, some of the Asia softness has firmed up in the last 90 days.

Also, after six months of (inaudible) ownership, I’m very pleased with the integration synergies achieved in the business outlook. Finally, the portion of HST that is more industrial exposed are performing as expected and we’re off to a very good start in January 2013.

All right. I’m on our final segment, diversified, and I’m on page 8. For the year, orders were up 12 percent organically and sales were up 11 percent organically. As you’ll recall, in Q1 2012, we received a large replenishment order in our (inaudible) business which will continue to shift through Q1 2013.

Outside of this particular order dispensing, our fourth quarter orders have been stable with stronger trends in the U.S. while we see more volatility from Europe.

In the quarter, diversified orders were up 14 percent organically while sales were up 10 percent organically. It’s a similar story on fire suppression platform where we are experiencing continued stability in the U.S. municipal markets while Europe remains soft.

Our team has done a great job with steady order growth and expected increase from Asia in 2013. Also expected in 2013 is the realization of cost savings from a successful site consolidation of our Pennsylvania facility.

Site consolidations are always complicated. Our team did a great job of the execution of this project. The rescue business has experiencing similar geographic trends as (inaudible) with North American markets remaining strong.

We’re also excited about the traction and growth that were seen from our Central and South American initiatives. The European markets have remained slow, but we’re getting some growth that’s in our re-railing and lifting bag product lines.

Moving to (Band-it), the team continues to find ways to innovate and deliver new applications for (inaudible) solutions. (Band-it) had strong sales in the vehicle and oil and gas markets in Q4 and we look to continue that trend to 2013.

Distribution sales softened early in Q4, but the last couple of months have shown improvement. I’m very pleased with the entire segment’s performance. We deliver organic growth while driving profitability.

Operating margin of 24.2 percent in the quarter is up an impressive 200 basis points from the fourth quarter of last year. OK.

Let’s move to slide 9. We’ll talk about guidance for the year. I’m going to start at the top of the bridge. In 2013, we anticipate low to single-digit growth across all platforms, which will provide 10 to 20 cents of EPS.

F.X. is expected to be a $10 million tailwind for the full year. The full year impact of ERC and Matcon (inaudible) acquisitions will be above 3 cents. The ERC was acquired April and (inaudible) and Matcon in July.

The impact of our restructuring will generate another 24 cents of benefits in 2013. As I mentioned earlier, our restructuring efforts successfully concluded in the fourth quarter and we anticipate the opportunity to reinvent — to reinvest 14 cents back into the business. This will help fund organic growth.

These investments will focus on product management, new product development and continue to push into new geographies. If these and other investments are made in our global operations, there’ll be a net 7 cents of pressure on wage, health care and material inflation weighing against our productivity and sourcing games. OK.

Let’s go to the next slide. I’m on slide 10. I’ll wrap-up my prepared remarks with Q1 and a full year 2013 expectations, along with a few other modeling thoughts.

We’re projecting 2013 organic revenue growth will be low to mid-single digits. We’re expecting full-year 2013 EPS to be in the range of 2.85 to 2.95. Q1 EPS is expected to be 70 to 72 cents. Q1 is projected to have flat organic growth with operating margins of approximately 18.5 percent.

Some other modeling items to consider — the 2013 tax rate is anticipated to be 29 to 30 percent relatively in line with 2012. Full year CapEx will be roughly $40 to $42 million and as always, we will convert cash well in excess of net income.

Finally, our earnings projections exclude future acquisitions. In summary, in 2012, our business is responding extremely well to volatile marketplace and demonstrate our commitment to performance.

We achieved record sales, orders and free cash flow. Importantly, we are successfully implementing our strategic priorities of accelerating organic growth, execution excellence and disciplined capital deployment.

We look forward to a very good 2013. That concludes my prepared remarks. Operator, let’s now open it up to questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star one on your telephone keypad. Once again, in order to ask a question, please press star one. Your first question comes from the line of (Matt McConnell) of Citi.

(Matt McConnell):	Could you give us an assessment of where you expect the revenue growth to fall within the segments? So within that low to mid-single digit range that you’ve given for the company, where would the segments fall within that range?

Andy Silvernail:	Sure. Good morning, (Matt). No problem at all. Generally, if you look at it, we’ll see an FMT to be mid-single digit, HST to be low single digit and the FSD will be in the low single digit, but that’s going to comp off of the order that we have this year. So that’s inclusive of comping off that order.

(Matt McConnell):	OK. Great. That’s helpful. And then just to start the year out, I mean, can you reconcile the five percent increase in organic orders in the fourth quarter versus the expectation for flat organic revenue?

Was there — I mean, there’s a lot of quarterly noise 3Q to 4Q. Is there anything else that would contribute to that, you know, start to the year meaningfully below fourth quarter orders?

Andy Silvernail:	Yes, (Matt). I think there are really two things there. You know, one, I think as you recall, you know, the fourth quarter of last year was a little bit soft. And so, you know, we’re comping off that a little bit. And if you look at the sequential improvement, you know, quarter to quarter, you do have sequential revenue ramp to some degree in the first quarter versus fourth quarter on a year-over-year basis.

So that’s pretty consistent with how we see our order patterns fall and day rates, et cetera. So I don’t think there’s really anything surprising in there.

(Matt McConnell):	OK. Great. Thanks very much.

Andy Silvernail:	You bet, (Matt).

Operator:	Your next question comes from (Allison Pulinoka) of Wells Fargo.

(Allison Pulinoka):	Good morning.

Andy Silvernail:	Good morning, (Allison).

(Allison Pulinoka):	Can we just touch on the margins, I guess, particularly in health and science? I know there’s a lot of moving parts with that. Is — are — you know, this 18-floor sort of a good run rate for us next year? Are we — are we still building off of that just given some of the restructuring you’ve been able to do?

Andy Silvernail:	Well, you know, we’ve said that coming into the — getting towards the end of the year we thought we’d get near that 18 and a half percent, which we’re very happy we got to. So we’ve seen nice sequential margin expansion here throughout the year. So that’s number one, (Allison).

Second, we do expect to build off of that going through this year and we would expect an exit rate that’s closer to 19 percent at the end of 2013. So we should continue to see the benefits.

Obviously, we’ve done a lot of restructuring, a fair bit of that has been in HST, so you should expect to see some margin expansion.

(Allison Pulinoka):	Great. And then could you just give us a little bit more color on the acquisition environment? I know your focus has really been on FMT and HST segments. Is there a discernible, you know, difference between multiples in the — either of those two areas at this point and just sort of the activity there?

Andy Silvernail:	Let me handle that in two ways, (Allison). So first, let me kind of comment on the overall acquisition environment, and then I’ll talk specifically to the FMT/HST split.

You know, the overall environment, I would say, is very consistent with what we saw, you know, coming out of the third quarter of last year, but what I mean by that is really around the pricing.

The activity levels kind of tend to be peak — they tend to peak in valley with how private equity kind of comes in and out generally, but what I would say is we continue to see a bifurcated market where things of size and of stability and any kind of growth continue to have very, very high premium expectations in the marketplace and we’ve just shied away from those, you know, frankly. That doesn’t make sense for us.

Things that are in the small to medium-size, which is really our area of focus, there still are properties that are available. Our pipeline is pretty good and we work it, you know, very, very diligently. So that’s the general comment.

Relative to FMT and HST, on the FMT side, I would actually say right now that the multiples are higher historically, right?

So if you went back five years ago, the environment has completely flipped from that where you had very high HST multiples and in relatively conservative FMT multiples, and what we’re seeing today is higher relative multiples in FMT and I think that’s just because of the historic stability of cash flows (inaudible) in those businesses.

And then some of the HST stuff has fallen a little bit out of favor. So there are some actual very attractive multiples in that segment.

(Allison Pulinoka):	Great. Thanks so much.

Andy Silvernail:	Thanks, (Allison).

Operator:	Your next question comes from the line of (Scott Graham) of Jefferies.

(Scott Graham):	Hey. Good morning. Two questions for you, Andy. What was really the final trigger for you here on the — on the charge? Obviously, I’m assuming a lot of that is on the CVI side in particular. Just what happened in the fourth quarter or is it just the timing of the remeasurement? Was this something that you were thinking about in the third quarter?

Just a little bit more on that as far as what maybe was the final straw in this for you?

Andy Silvernail:	Thanks for the question, (Scott). Well, we test all of our impairments at — in October of every year. So we start that process, we take a look at it in conjunction with our auditors and as you know, it’s a very detailed math exercise that has an awful lot of complexity and in terms of future outlook, discount rates, premiums, market multiples, there’s an awful lot that goes into that.

So, you know, we test everything. We look at everything quarterly. We test everything annually. That’s kind of the way to look at it. And when you factor that in, when you put all those pieces together, it really showed that this was a necessity and in reality, what it is, it’s an accounting, kind of catching up with operational reality. That’s the way to look at it.

And, you know, this is not something that’s really debatable. It’s math driven. And so when the auditors move forward with that, that’s how you move forward with the — with that decision.

(Scott Graham):	So even though you’ve been restructuring this business for a while and increasing its, you know, competitiveness and, you know, the end markets that that business serves are not terrible, the math still worked out to a charge of this size?

Andy Silvernail:	It did. It did. And you have to kind of look at the basis of where you are from a — from a revenue standpoint, you know, structurally. We think we’re in very good shape with what we finished in — at the end of the quarter, but at the same time, right, it’s driven off of discounted free cash flows that are well into the future, right?

You’re looking at terminal values. The other thing to look at and you cannot understate this is it’s also driven across competitive market multiples and those multiples have changed significantly. And so that’s something that, you know, we don’t control and we don’t get to opine on as this is looked at.

(Scott Graham):	Yes. OK. That’s right. I didn’t consider that part, that at the end there. OK.

Andy Silvernail:	Yes.

(Scott Graham):	So the other question that I had for you is on your EPS bridge. Now, the structural benefits of 24 cents, now, is that restructuring that you have done that, you know, rolls through the pipes? Does that include current year productivity? What is that number?

Heath Mitts:	(Scott), it’s Heath. That number is really the absolute restructuring, meaning the programmatic headcount that’s come out as well as the facility consolidations. That does not include the ongoing productivity initiatives around sourcing initiatives as well as OPEX activities that go — that are — that are constantly going.

So if you were to look forward in our bridge, the productivity initiatives and so forth, kind of that $20 million number that we’ve talked about in the past is included in the net inflation. So with that netted out to a number of about a 7 cent drag once you factor in roughly 3 percent for wage inflation, a little bit less than a percent on material inflation, fringe inflation specifically around health care cost, and then your net gives that productivity and sourcing savings is where you get the 7 cent drag.

(Scott Graham):	OK. Yes, I do see that footnote now, as small as it is. I needed the electronic microscope to see that one, but I guess what I’m wondering then is further on that though, Heath, is that, you know, boy, that’s a lot of inflation that you’re expecting and in an environment right now that isn’t very inflationary.

Is there — I’m not going to ask you to say the word, “conservatism,” but, you know, it seems to me as if the inflation environment, even if you can circle labor as one of the factors, would be hard-pressed to offset $20 to $25 million of productivity, no?

Heath Mitts:	We’ll actively manage the costs throughout the year as we always do and then we’ll battle down in the inflationary pressures. So, you know, there might be a little bit in there. I don’t want to, you know, call out too much conservatism.

I mean, our wage — the wage inflation alone is about $15 million, (Scott), and you’ve got health care — health care costs that factor into the fringe benefits and adds up 5 to 6 percent. So 7 percent to share in our — in our guidance and our — and, you know, we’ll do everything we can to keep that down.

But those do factor in in a moderate amount of real material input inflation that factors a little bit. So, you know, we’ll do everything we can. There may be a tad bit of conservatism in there, but we’ll keep you posted throughout the year.

(Scott Graham):	Very good. Thanks.

Operator:	Once again, I would like to remind everyone in order to ask a question, please press star one on your telephone keypad. Your next question comes from the line of (Charlie Brady) of (BMO Capital Markets).

(Charlie Brady):	Hi. Thanks. Good morning, guys.

Andy Silvernail:	Hey, (Charlie).

(Charlie Brady):	Hey. On the — on the impairment charts, can you give us the breakdown between water and the optics platforms?

Andy Silvernail:	Yes, it’s about three-quarters optics, a quarter water, and that’s plus or minus.

(Charlie Brady):	OK. Great. And on the — just on the — on the fire emergency diversified, on the dispensing part of that business, can you just dig into it a little bit and kind of update us on where that business is today? That — I’m still kind of tough-sledding on that, but maybe a little more detail on how that’s running?

Andy Silvernail:	Well, you’ve got a few things happening there. So if you separate out, you know, kind of the comparisons against one time and you look at that base, it’s actually pretty good, (Charlie).

The — we’ve had a — I’ll call it a decent bounce-back in the U.S., which I think is driven by the activity levels that have happened as investment is coming back through housing into equipment. You know, as you — as you look back as far as ’09, you know, that area really was starved for investment as stores were closed throughout the U.S., et cetera.

So we started to see some replacement revenues start to pull through there. So it’s decent. Europe is softer. Europe didn’t see the same kind of decline and generally, is a little bit softer, but it’s still decent.

Asia is quite good. It’s been actually very strong for us and that’s really driven by a few things — one, you know, as you recall, we moved a significant amount of our — of our business from Australia to China into India in expectation of those growing markets and that’s worked out real well. The other side is as we said in the third quarter, we’ve just launched a new product called, “X-Smart,” which is a low-cost automatic dispenser that we think is really a game-changer.

Now, we’re still early days in that, (Charlie), but we think that’s going to be a winner in that business.

(Charlie Brady):	Great. That’s helpful. And just one more. On FMT on the orders, is that 10 percent order — organic order growth? And FMT in the quarter is about — it looks like the best you’ve had in about five quarters or so.

I know you talked a little bit about it in your prepared remarks, but can you just maybe dig into that a little bit more? So where are you really seeing the strength in some of that incoming order rate?

Andy Silvernail:	Yes. Yes. A couple of things, (Charlie). As much as I’d like to get very, very excited about that, and I am — I am reasonably excited — we had a pretty weak Q4 of last year, if you recall. The order rate in Q4 of last year was pretty soft as China weakened and then we — if you — then you’ll recall we had a pretty strong bounce-back in Q1 across the business, but specifically in FMT.

So, you know, that being said, we are seeing a decent pickup. It’s pretty broad-based excluding the pipe side of water, you know? Ag is still pretty good. Chemical is — has been — chemical and industrial has been pretty good. We are seeing a bounce-back in Asia.

If you recall, it kind of started in the late spring of last year, really through most of the third quarter. China had gotten, you know, very soft and we started to see — we started to see that improve in the fourth quarter. I was just in China two weeks ago doing our business reviews and finalizing our implementation plans and the business had definitely improved.

I’d say the overall opinion was much more positive then when I view it back in the summer or even the fall.

(Charlie Brady):	Thank you.

Operator:	Your next question comes from the line of (Matt Summerville) of Key Bank.

(Matt Summerville):	Morning. A couple of questions. First, with respect to the businesses, you had to take the write-downs. Can you — maybe let’s talk about CVI first. Can you remind us where that business was from a revenue and operating margin standpoint when you bought it, where it bottomed and importantly the progress you’ve made off that bottom if indeed you have as a result of the restructuring?

Heath Mitts:	(Matt), this is Heath. As you recall when we bought the business in June of 2011, we talked about a run rate of about $180 million. It’s fair to say that that has crept into somewhere in the $130 to $140 range, but a chunk of that — the largest piece of that is the market compression. There’s also some business within there that we’ve chosen to walk away from just given where we want to situate the business from a long-term market perspective.

So specifically — specific — that’s not our entire optics platform that’s specific to CVI though.

(Matt Summerville):	And then the same kind of walk forward, Heath, on profitability.

Heath Mitts:	Well, profitability is — obviously, it’s a — it’s a business that’s very dependent upon revenue given the high contribution margins in the business. The structural cost actions that we’ve taken have done — have gone a long way to clawing back on a rate basis where we want to be, but just, you know, given an absolute profitability dollar perspective just given the lower revenue run rate, we know we’re not back where we want to be from that side.

(Matt Summerville):	As you look at — let’s just say it’s a $130 million business run rate. If you look at the structural cost improvements you’ve made, how much revenue — you shouldn’t have to get back to $180 to get margins back to where they were, I guess.

How much more — how much revenue growth do you need to be back in that kind of high teams margin area where the business was, I believe, when you bought it?

Heath Mitts:	We’re going to get — we’re going to get tremendous flow-through on the next tick — next up-tick of revenue in this business and we’re talking about contribution margins in this business that are north of 50 percent, sometimes even higher than that.

So I don’t want to quantify what it needs to be, but it’s, you know, another $20 million of revenue was go — is going to go a long way in this business.

(Matt Summerville):	And then just one — one final one. Do the charges you’ve taken impact the intangible amortization schedule of these businesses going forward, Heath?

Heath Mitts:	Not materially, no.

(Matt Summerville):	OK. Thank you.

Heath Mitts:	I mean, there’s push — there’s things that go both directions on that in terms of the way trade names are handled and reverses intangible that have actually been written off, but it nets out to a de minimis amount.

(Matt Summerville):	Thank you.

Heath Mitts:	(Inaudible) million.

(Matt Summerville):	Got it.

Operator:	Your next question comes from the line of (Mike Halerin) of Robert W. Baird.

(Mike Halerin):	Good morning, guys.

Andy Silvernail:	Morning, (Mike).

(Mike Halerin):	So could you just specifically talk about the acquisition side of things? And, you know, in light of the impairment charge and in light of the commentary you’ve been making about a greater focus on returns here, maybe you could just specifically address how the hurdles have changed for you internally when it comes to acquisitions?

Andy Silvernail:	Sure, (Mike). No problem. You know, I think first of all, you know, what we’re talking about today is no different than what we started talking about in really starting in the spring and summer of last year, which is, you know, we took a pretty hard deep dive, you know, starting in late ’11 and throughout 2012 looking at really all the decisions we’ve made around deals, frankly.

And what came out of that, and one of the biggest things was around kind of hurdles. So as we look at deals, we’re looking at how do we cross a 12 percent ROIC by year 3 and a 15 percent ROIC by year 5, understanding those are very tough hurdles.

They are — they’re different than the vast majority of folks who talk about them. Most folks are talking about 10 and 12. And so, you know, we think we have taken a tougher view of that. the other part is we’ve really discounted the impact of cheap money, you know?

There’s, you know, the — a lot of discussion around accretion and whatnot around cheap money, you know? We know that eventually that will go the other way. And so when we look at things, we look at things on an absolute return basis and I think that’s pretty important.

You know, also, (Mike), you know, what’s I think is important to that is just generally how we think about capital. You know, we are still absolutely committed to strategic acquisitions that fit our platforms, that it is a critical piece to our strategy and as we look at our six strategic platforms that we’ve talked about consistently, acquisitions will play a role in filling technology gaps, allowing for adjacency expansion, and going into new markets.

At the same time, you know, we believe that a more flexible, more disciplined approach is the way to go.

(Mike Halerin):	Makes sense. And then just another question about underlying assumptions as we think about the guidance range here and trying to get a sense for the level of conservatism as supposed built into it, you know? When you back out the restructuring benefits that you guys expect to see, the structural cost benefits you laid out, you know, on a year-over-year basis, your earnings looks closer to flattish because of the growth investments and that inflation offsetting some of those other things.

So, you know, maybe you could talk about structurally from a profile standpoint, you know, what the progress looks like as you work through the year here and, you know, maybe just comment on, you know, what sorts of, you know, internal improvements are expecting to drive or things like that; does that question make sense to you?

Andy Silvernail:	I think so. If I — if I don’t answer it exactly right, why don’t you follow up with it? First of all, you can’t separate the growth investments from the cost-out, right?

(Mike Halerin):	Yes.

Andy Silvernail:	You know, as we took that $29 million of cost out of the business, we really have two options, right? We can take the $29 million and put every penny in our pocket, which we absolutely could’ve done or we could have positioned ourselves even better for organic growth.

And as you know well, you know, in the last decade, Idex has done, I think, a very good job of pivoting the business from a North American — principally, a North American company to a much more global business and into a market that are less cyclical and have better long-term growth rates.

Our success, our ability to deliver better than peer returns is going to be determined by (inaudible) to continue to do that, continue to make those pivots geographically and into faster growing end markets and products.

And when I look at the 14 cents that we’re investing back into the business, that’s what that is all about.

Organic growth for us is far and away the single most valuable thing we have. You’re talking about return on tangible assets that are, you know, well north of 30 percent. And so for us, that’s the game. It’s the most important piece of the game, that is.

And so, you know, while there is, we’re giving some of that back to make those investments. We absolutely think that’s the right thing to do. So that’s the first part of the answer of the question, (Mike).

The second part, which is, you know, what are we doing internally, you know, for the year, you know, our consistent approach to productivity and to, you know, ongoing cost-out in the margin expansion doesn’t stop with the closing of this restructuring window.

We still absolutely expect to get that $20 plus million in productivity to offset what our — you know, what our inflationary pieces that are non-material, right? Wage inflation, health care inflation are real and we need to minimum offset those. And so that will absolutely continue.

So finding organic growth is number one and continuing to drive productivity improvements day in and day out is number two. Did I — did I answer that for you, (Mike)?

(Mike Halerin):	Yes. No, that makes sense. I mean, at the end of the day, I was trying to get a sense for what the core earnings feel like if you exclude the restructuring and I suppose your comment is, you know, excluding the restructuring specifically is probably not fair when looking at the total picture and the earnings progression that you’re driving from a core standpoint?

Andy Silvernail:	Absolutely. And also, don’t forget, it’s not like this — these cost-out happened on December 31st, right?

(Mike Halerin):	Yes.

Andy Silvernail:	You know, this has been ongoing throughout the year. We did ramp it up for — in the — in the fourth quarter to close it out, but this has been something we’ve been executing incredibly aggressively on here throughout 2012.

(Mike Halerin):	Makes sense. Hey. Appreciate the time.

Andy Silvernail:	Thanks, (Mike).

Operator:	Your next question comes from the line of (John Moore) of C.L. King.

(John Moore):	Morning, guys.

Andy Silvernail:	Hi, (John).

(John Moore):	A quick question on FSD. You know, it looks like — well, obviously margins this year were really great with the structural actions you took, but to get to the guidance range for next year and taking into account what you’ve said about the other divisions, it looks like you’ve got a model margins in FSD down in ’13 and I’m wondering why that would be.

Andy Silvernail:	Your — (John), you’re really looking to be flat generally. You know, you’ve got a — you’ve got a reasonable, you know, headwind that’s going to come on in the second, third and fourth quarters as you full well know.

At the same time, you know, the team has done a great job of taking costs out. So the facility closure in Pennsylvania and integrating that into Florida certainly helps. The growth — the core growth that we’re going to see in dispensing outside of the one-time order and certainly in rescue will help offset that.

So I think you’re going to call it flat.

(John Moore):	OK. And I guess can you translate into what that means for free cash flow then as I know that division generates a lot of free cash? You did about $294 million and about 130 percent of that income this year. It seems like — I mean, is $290 to $300 probably a reasonable free cash flow estimate for ’13?

Heath Mitts:	(John), this is Heath. I think we don’t break out cash by segment that way, but if you look at it in aggregate, we did — we did a tremendous efforts towards working capital reduction in 2012. We feel very good about where inventory came out in terms of some of the activities that the operating team took on. We will continue to go aggressively after that.

We were able to reduce our working capitals percent to sales by north of 100 basis points in 2012 and as we look forward to ’13, I think your numbers are directionally correct. Ultimately, we’d like to see a 3 in front of it.

(John Moore):	OK. Perfect. Thanks, Heath.

Andy Silvernail:	Hey, (John), I want to add to that for a second. You know, we — you know, these calls often are exclusively focused on kind of — on one side of the financial statements and I’ve got to say, you know, this team did a really fantastic job with free cash flow in 2012, you know?

The kind of numbers that we’re talking about here are really pretty exceptional. When you look at it on a per share basis, you’re talking about $3.53 a share in free cash flow in 2012, which is far and away a record for the company and really demonstrates the focus on execution.

And it sometimes gets lost in the mix here. So, you know, I congratulate the team, you know? Cash is a major piece of our focus because it enables everything that we do as a company and I think it’s a great story.

(John Moore):	Absolutely, guys. Thank you.

Operator:	And today’s final question is a follow-up from the line of (Matt Summerville) of Key Bank.

(Matt Summerville):	A real quick one. Heath, what should we be thinking about full-year corporate expense?

Heath Mitts:	Oh, for 2013? It’s going to be...

(Matt Summerville):	Yes.

Heath Mitts:	... it’ll be roughly in line with where we exited ’12. There’s always some pushes and pulls in terms of that, in terms of certain things to where compensation is bucketed and so forth around — generally around long-term incentive plans, stock options and so forth, but it’ll be in that range of roughly, you know, $50 million.

(Matt Summerville):	OK. And then just one final one for Andy. You sort of talked about your acquisition process a little bit. You know, as you’ve had to kind of go through this impairment process on a couple of the biggest transactions Idex has ever completed, you know, I guess are there any other changes you’re kind of making to the process beyond kind of how you’re thinking about the return metrics?

Are you willing to do a deal if one were to come across tomorrow the size of CVI or does this make you a little gun shy going forward? Can you — can you kind of talk about your mentality around that a bit?

Andy Silvernail:	(Matt), that’s a very fair question. Let me cut that question into two parts: First, the changes and then I’ll call it openness or intent for large deals going forward.

On the first side of it, you know, we’ve made a number of changes. The hurdles are one, you know? That’s — frankly, that’s an easy paper exercise that you go through. The bigger ones are, you know, if you went back 18 months ago, our platform strategy was really just developing.

And if you look at overall at the — at our platforms now, they are fully functioning, they have organizations that are — that are, you know, very strong around them and they have what I call kind of the organizational muscle to drive the organic growth at the platform level and give you the capacity to do integrations.

And as an example, you know, the deals that we did last year, a couple of things — first of all, the pricing was kind of seven to seven and a half times EBITDA. So you see the discipline around that and they’ve gone real well.

The other thing is each one of them fell into a different platform. And so you don’t overstress the organization in any one place with your ability to do deals. So I’d say that’s number one, the first change.

The second one is, you know, we made a decision in the summer of last year to repurpose a number of our — of our resources, corporate and otherwise, to really have a dedicated acquisition integration team. That is not something that we had in the past. We really relied on the businesses to do most of what I’ll call the physical post-deal execution integration.

It’s not a big team. Don’t get me wrong. We’re not big fans of lots of overhead, but it is a group of people who — that’s what they do. They live and breathe it from the diligence in creating the value proposition and understanding what the value drivers are going to be and then partnering with the platforms to make sure that they happen.

And I — you know, I sit with that team every month to look at the — at the deal flow and every quarter to look at how we’re executing against our deliverables. So those are two pretty significant changes, you know, to how we think about it along with hurdle rates.

The other question, you know, this is an important question. So let me answer it in two ways. The first one is our bias is towards small to medium-sized deals that really fit our strategic platforms. That is definitely our bias. There are, however, a handful of larger transactions that will significantly change the positioning of a platform or of Idex, but not that many. Don’t get me wrong.

And they would — they would fit very, very clearly into the sweet spots of what we have today, but — so there are a few, but our bias is very much towards small to medium-sized.

(Matt Summerville):	Thanks a lot, Andy.

Andy Silvernail:	You bet. Thank you very much, (Matt).

Operator:	This concludes the allotted time for today’s question and answer session. I would now like to turn the floor back over to Andy Silvernail for any closing remarks.

Andy Silvernail:	Well, thank you all very much. I appreciate your time here today in walking through our 2012 results and as we look at 2013, obviously we’ve done a tremendous amount of work to prepare ourselves for a successful 2013 and we think we’re in excellent shape to do so.

You know, hopefully what you take away from this call is our commitment to driving organic growth in this business and really executing exceptionally well and be very, very disciplined around capital deployment.

So I’m proud of the team, they’ve done very good work and we look forward to a — to a good 2013. Thank you all.

Operator:	Thank you. This concludes your conference. You may now disconnect.

END